EXHIBIT C

                                                               May 7, 1998



Kirk Kerkorian
Tracinda Corporation
4835 Koval Lane
Las Vegas, Nevada  89109


                       Incidental Registration Rights
                       ------------------------------

          Reference is made to the Standstill Agreement (the "Agreement"), dated February 8, 1996, among Chrysler Corporation, a Delaware corporation ("Chrysler"), Kirk Kerkorian and Tracinda Corporation, a Nevada corporation ("Tracinda"). All capitalized terms used herein without definition shall have the respective meanings specified therefor in the Agreement.

          Chrysler has advised you that it will be registering under the Securities Act shares of Voting Securities pursuant to Section 9.3 of the Business Combination Agreement (the "BCA") among Daimler-Benz Aktiengesellschaft ("Daimler"), Chrysler Corporation and Oppenheim Aktiengesellschaft ("Newco AG"). Tracinda has advised Chrysler in writing that it wishes to exercise its incidental registration rights under section 3(b)(ii) of the Agreement with respect to such registration to permit the sale or other disposition by Tracinda of Voting Securities owned by it; provided that you will have the right to adjust the number of shares covered by such registration so that you own no less than 4.9% of the Voting Securities of Newco AG after the business combination of Chrysler and Daimler. In addition, the closing of Chrysler's sale pursuant to the foregoing registration (and any sale by you pursuant to such registration) would close after the number of shares exchanged in the Exchange Offer under the BCA is finally determined and prior to the consummation of such Exchange Offer and the Chrysler Merger. Any such sales or dispositions by Tracinda will be permitted by the Affiliates Agreement, dated May 7, 1998, among Tracinda, Chrysler, Daimler and Newco AG.

          Having consulted with the investment banking firm that it expects to use to as the lead managing underwriter of the offering it contemplates, Chrysler hereby advises Mr. Kerkorian and Tracinda that it will not exercise its right under such section 3(b) to limit the number of shares offered by Tracinda.

          Chrysler will revert to you with additional details about such registration in due course.

                                         Very truly yours,

                                         CHRYSLER CORPORATION



                                         By /s/ Gary C. Valade
                                           --------------------------
                                            Name:  Gary C. Valade
                                            Title: Executive Vice President
                                                   and Chief Financial Officer